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                                                                    Exhibit 10.3

                              RETIREMENT AGREEMENT

         This Retirement Agreement is entered into this 25th day of November, 1997 by and between Richard E. Zunker ("Zunker") and SAFECO Life Insurance Company (the "Company"), and is intended as a full and complete agreement regarding the terms and conditions of Zunker's retirement from the Company.

                                    RECITALS

A. Zunker is employed as President of the Company.

B. This Agreement sets forth the complete understanding between Zunker and the Company regarding the commitments and obligations arising out of Zunker's retirement from employment.

                                    AGREEMENT

1. Continued Employment.

         1.1 Employment Transition Period. Under the terms and subject to the conditions of this Agreement: Zunker's employment with the Company shall continue through and including August 31, 1998; Zunker shall resign as President of the Company effective February 7, 1998; and Zunker shall be named Vice Chairman of the Company from February 7, 1998 through August 31, 1998. From the effective date of this Agreement through August 31, 1998, Zunker shall assist in the completion of those projects or activities deemed essential by the President of SAFECO Corporation, shall provide support so that the transition to his successor is completed smoothly and with a minimum of disruption, and shall be available to complete other duties, including representing the Company or its parent or affiliates in community and industry activities, as may from time-to-time be assigned by the President of SAFECO Corporation.

         1.2 Compensation. Zunker shall be compensated at his current annual salary ($300,000 per year) and paid at the Company's normal bi-monthly pay dates through August 31, 1998. Zunker shall be paid amounts due to him under Restricted Stock Rights granted under the SAFECO Incentive Plan of 1987 ("RSRs") when those RSRs are settled in February 1998. Zunker shall be paid such amount, if any, determined to be due him under that Performance Stock Rights Award Agreement dated May 7, 1997 ("PSR Award") after such a determination has been made by the Compensation Committee of the Board of Directors of SAFECO Corporation in February 1998.

         1.3 Group Benefits Coverage. The Company shall continue to provide coverage under any group benefits plan under which Zunker and/or Zunker's dependents are covered on the date hereof, through and including August 31, 1998. Zunker shall be responsible to pay any amounts chargeable as "employee premium contribution" amounts with respect to any such coverage. The Company will deduct such normal employee premium contributions from Zunker's salary. From and after August 31, 1998, the Company shall provide Zunker and/or


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Zunker's dependents with such benefits continuation or conversion coverage as may be available or required under the terms of the Company's benefits plans or policies, or as may be required under the group health plan provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (COBRA), or other applicable federal or state law.

         1.4 Eligible for Other Group Benefits. Zunker shall be eligible as an "employee" of the Company for group benefits under the Company's employee benefit plans as follows: for 1997 Zunker shall be eligible to participate in and shall receive pro rata contributions to the SAFECO Employees' Profit Sharing Retirement Plan, Savings Plan, and Cash Balance Plan, and for a Profit Sharing Bonus, all on the basis of Zunker's service through December 31, 1997; for 1998 Zunker shall be eligible to participate in and shall receive pro rata contributions to the SAFECO Employees' Profit Sharing Retirement Plan, Savings Plan, and Cash Balance Plan, and for a Profit Sharing Bonus, all on the basis of Zunker's service through August 31, 1998. Zunker shall not receive an accrual for vacation or sick leave benefits after August 31, 1998.

         1.5 Payment for Sick Leave and Vacation Units. On or after August 31, 1998, the Company shall pay Zunker for any vested sick leave units and vacation pay accrued but unused at August 31, 1998 (to the extent compensable under the Company's normal vacation policies and procedures).

         1.6 Reimbursement for Expenses Incurred. The Company shall reimburse Zunker for reasonable and necessary business expenses incurred by him on or before August 31, 1998, but not submitted for reimbursement at such August 31, 1998, to the extent reimbursable under the Company's normal expense reimbursement policies and procedures and submitted for payment within 30 days of August 31, 1998.

         1.7 RSRs and Performance Stock Rights. Zunker acknowledges and agrees that as a consequence of his retirement on August 31, 1998, any rights he may have under any RSR granted or under the PSR Award will expire and he will not be entitled to any payment under any RSR or the PSR Award after August 31, 1998.

         1.8 Stock Options. Zunker acknowledges and agrees that as a consequence of his retirement on August 31, 1998, and pursuant to the terms of each stock option for SAFECO Corporation common stock ("Stock Option") that has been granted to him under the SAFECO Incentive Plan of 1987, he will have through November 30, 1998 to exercise each Stock Option and after that date he will lose all rights under each Stock Option.

2. Payments. As compensation to Zunker, and in consideration of his resignation as an employee and officer of the Company, the Company agrees to pay an amount equal to $400,000 plus the product of 5,225 multiplied by the greater of $50.00 or the closing price of SAFECO Corporation common stock as reported on NASDAQ on August 31, 1998 ("Total Payment"). The Total Payment shall be allocated and paid as follows:


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         2.1 Special Retirement Payment. A payment of $250,000 shall be allocated as a special retirement payment. This payment shall be made on August 31, 1998. This payment shall be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law, and as set forth in this Agreement.

         2.2 Release Payment. A payment equal to the difference between the Total Payment and $250,000 shall be allocated as consideration for Zunker's release of claims as set forth in section 5 of this Agreement ("Release Payment"). Zunker and the Company agree that this Release Payment does not constitute wages and that the Company will not make normal payroll and wage withholding from it. Zunker assumes full responsibility for tax liability associated with the Release Payment. The Release Payment shall be made on January 5, 1999 in the form of two checks, one payable to Zunker in the amount of 72% of the Release Payment and the second payable to the Internal Revenue Service on behalf of Zunker in the amount of 28% of the Release Payment.

3. Additional Consideration. As additional consideration to Zunker for the release granted under Section 5 of this Agreement, the Company agrees to make the following additional benefits or services available to Zunker:

         3.1 SAFECO Stock Option Accelerated Vesting. The Company will recommend to the Compensation Committee of the Board of Directors of SAFECO Corporation at its December 15, 1997 meeting that, contingent upon the execution of this Agreement, each outstanding Stock Option held by Zunker be amended to accelerate the unvested portion of such Stock Option so as to vest the later of December 15, 1997 or the expiration of the 7-day revocation period described in Section
14.3 of this Agreement.

         3.2 Other Services. From February 7, 1998, through August 31, 1998, the Company shall provide Zunker with an office and secretarial support at the Company's home office or such other location as Zunker and the Company may agree.

4. Retirement.

         4.1 Resignation. In consideration of the payments and other compensation described above, Zunker tenders his resignation as President of the Company and its affiliates effective February 7, 1998; tenders his resignation as an employee effective August 31, 1998; and agrees to resign as an employee, officer or director of each affiliate of the Company effective August 31, 1998.

         4.2 No Authority To Act. From and after February 7, 1998, other than with respect to those duties, responsibilities and activities described or assigned to Zunker under Section 1.1 of this Agreement, Zunker shall have no further authority to bind the Company to any contract or agreement or to act on behalf of the Company.


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5. Release and Settlement.

         5.1 Release Payment. For the purposes of this Agreement "Release Payment" shall mean the payment by the Company of the amounts referenced in
Section 2.2 above.

         5.2.1 Release. In consideration of the Company's delivery of the Release Payment to Zunker under the terms of this Agreement, Zunker waives any right to personal recovery and irrevocably, unconditionally and generally releases the Company and its employees, agents, officers, directors and shareholders, to the fullest extent permitted by law from all claims, demands, actions or causes of action of any kind or nature whatsoever which Zunker may now have or may ever have had against any of them, whether such claims are known or unknown, and including but not limited to the Claims described in Section 5.3 below.

         5.2.2 Subsequent Release. In further consideration of the Company's agreement to employ Zunker in the capacities described in this Agreement through August 31, 1998 and the Company's delivery of the Release Payment to Zunker under the terms of this Agreement, Zunker agrees to execute and deliver to the Company a release dated August 31, 1998 substantially similar to the release described in Sections 5.2.1 and 5.3 of this Agreement.

         5.3 The Claims.

         5.3.1 Claims Generally. For the purposes of this Agreement, "Claims" shall mean and include claims with respect to any of the following: (i) breach of contract; (ii) discrimination, retaliation, or constructive or wrongful discharge; (iii) lost wages, lost employee benefits, physical and personal injury, stress, mental distress, or impaired reputation; (iv) claims arising under the Age Discrimination in Employment Act ("ADEA"), Title VII of the Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local laws or regulations prohibiting employment discrimination; (v) attorneys' fees; and (vi) any other claim arising from or relating to Zunker's employment with the Company and/or the Zunker's retirement from the Company.

         5.3.2. Age Discrimination Claims Waived. Zunker knowingly and voluntarily specifically waives any rights or claims arising under the Age Discrimination in Employment Act and more specifically any right or claim under 29 U.S.C. 626. Zunker specifically states and acknowledges that:
                  (i) This waiver is part of an Agreement written in a manner calculated to be understood by Zunker.

                  (ii) Zunker does not waive rights or claims that may arise after the date this Agreement is executed.

                  (iii) Zunker is receiving consideration in addition to anything of value to which he already would have been entitled prior to executing this Agreement; specifically, Zunker will receive the Release Payment only if he waives the rights and claims in this


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         Section 5 by signing this Agreement and not revoking it within the seven-day period described in Section 14.3 below.

                  (iv) Zunker has been and is advised in writing to consult an attorney before executing this Agreement.

                  (v) Zunker further acknowledges that he has been given a period of at least 21 days within which to consider this Agreement.

         5.4 Consideration for Release. The Company represents, and Zunker acknowledges, that the Release Payment and the further consideration described in Section 3 exceed any amount the Company may arguably be required to pay under any agreement or arrangement to which Zunker is a party or under which Zunker claims some benefit, or under the standard policies and procedures of the Company, and represents valuable consideration to Zunker for the release of his ADEA and other claims described above.

6. Confidentiality.

         6.1 Confidential Information. Zunker recognizes that by virtue of his employment by the Company, he has acquired certain non-public information with respect to the Company, and its operations (the "Confidential Information"). Zunker recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company, access to and knowledge of which were essential to the performance of his duties during his employment.

         6.2 Non-Disclosure. Zunker agrees to hold the Confidential Information in trust and confidence. Zunker agrees not directly or indirectly to (i) make use of the Confidential Information, (ii) reveal any Confidential Information to any other party, or (iii) divulge or use any Confidential Information for any purpose other than for the benefit of the Company.

         6.3 Materials. Unless the Company otherwise agrees in writing, Zunker shall not remove from the Company's premises or possession any documents, compilations of data or other files or records of any nature, or any copy or reproduction thereof, ("Materials") that contain Confidential Information or that belong to the Company. By August 31, 1998 Zunker shall return to the Company any and all Materials and equipment of the Company in his possession.

7. No Admission. Zunker understands and acknowledges that neither the Release Payment nor the execution and delivery of this Agreement by the Company constitutes an admission by the Company to (i) any breach of an agreement with Zunker (ii) any violation of a federal, state or local statute, regulation or ordinance, or (iii) any other wrongdoing, but to the contrary represent a negotiated compromise and agreement. This Agreement shall not in any way be interpreted to render Zunker a "prevailing party" for any purpose, including, but not limited to, as award of attorney's fees under any statute or otherwise.


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8. Legal Action.

         8.1 No Action on Released Claims. Zunker represents that he has not filed any complaint or any claim against the Company with any local, state or federal court or agency. Zunker agrees not to sue or pursue any court or administrative action against the Company, or any of its employees, agents, officers, directors or shareholder, regarding any claims released herein or otherwise arising from his employment with or retirement from the Company, except with respect to any breach by the Company of its obligations under this Agreement. Zunker agrees that if any court or agency assumes jurisdiction of any complaint or claim against the Company, or any of its employees, agents, officers, directors or shareholder, which claim arose before the execution of this Agreement, Zunker will immediately request such court or agency to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice. As a further material inducement to the Company to enter into this Agreement, Zunker covenants and agrees not to sue or join with others in suing the Company on any of the released Claims.

         8.2 Liability for Defense Costs. If, notwithstanding this Agreement, Zunker should file any lawsuit or other proceeding based on legal claims that Zunker has released herein, Zunker agrees that he will pay or reimburse the Company for all reasonable costs which it, or its employees, agents, officers, directors or shareholder incur in defending against Zunker's claims. This
Section 8.2 shall not apply to any claimed breach by the Company of any of the terms or conditions of this Agreement.

9. Arbitration.

         9.1 Notice and Selection of Arbitrator. The parties agree that any dispute arising under this Agreement shall be submitted to arbitration in Seattle, Washington, before a disinterested arbitrator. Arbitration shall be commenced by service on the other party to the dispute by a written request for arbitration, containing a brief description of the matter at issue and the names and addresses of three arbitrators acceptable to the petitioner. The other party shall within thirty (30) days following receipt of such notice either select one of the proposed arbitrators or provide the names and addresses of three other arbitrators acceptable to the proposing party. If the parties are unable to select an arbitrator from those proposed, or, if they are unable to select a third arbitrator, an arbitrator shall be chosen impartially by the American Arbitration Association.

         9.2 Rules of Proceeding. Arbitration proceedings shall be conducted under the commercial rules then prevailing of the American Arbitration Association. The arbitrator shall not be bound to any formal rules of evidence or procedure, and may consider such matters as a reasonable business person would take into account in decision-making.

         9.3 Decision Final and Binding. The decision of the arbitrator shall be final and binding on the parties, and may be entered and enforced in any court of competent jurisdiction.


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         9.4 Expenses. Each party shall share equally the expenses of the arbitrator and other arbitration expenses. Attorney fees, witness fees and other expenses incurred by a party in preparing for the arbitration are not "arbitration expenses" and shall be paid by the party incurring them.

10. Confidentiality.

         10.1 Terms of Agreement. Zunker and the Company agree that neither of them shall reveal or publicize the existence of this Agreement or its terms, including but not limited to the amount of the payments described in Section 2 above, except under compulsion of law. Further, the parties agree that they shall not discuss with or make to the public at large or to any individual person or persons any statements with regard to this Agreement, or matters relating to its terms. Notwithstanding the provisions of this Section 10.1, Zunker after obtaining the agreement of the individual to abide by the confidentiality terms of this Agreement may discuss the existence and terms of this Agreement with Zunker's spouse, attorney, accountant and financial advisor to the extent necessary to obtain counsel and advice therefrom. Notwithstanding the provisions of this Section 10.1, the Company after obtaining the agreement of the individual to abide by the confidentiality terms of this Agreement may discuss the existence and terms of this Agreement with the Company's attorneys, accountants and financial advisors to the extent necessary to obtain counsel and advice therefrom and with those employees of the Company responsible for the Company complying with the terms of this Agreement.

         10.2 Announcement Concerning Retirement. Zunker and the Company shall discuss and coordinate with respect to any public announcement, or any internal or private announcement, concerning his retirement from the Company.

         10.3 No Introduction In Evidence. Zunker and the Company agree that neither of them shall attempt to introduce or permit any other party to attempt to introduce this Agreement in evidence or rely on this Agreement in any legal proceedings, except for proceedings alleging or arising our of and seeking redress for a breach of the terms of this Agreement.

11. Costs. Each party shall bear its own costs and expenses incurred in connection with the negotiation of this Agreement and the preparation of this Agreement, including but not limited to attorneys' fees.

12. Post-Termination Availability. Zunker, due to the knowledge and information he possesses gained as a result of his employment with the Company, agrees to be available at reasonable times to cooperate, consult, advise and testify with respect to current and future legal actions of any sort in which the Company is a party. The Company may pay Zunker for the reasonable value of his time with the express understanding that any such payment is not made for or as an inducement to the substance of any testimony.

13. No Reliance. Zunker represents and acknowledges that he is not relying and has not relied on any representation or statements made by the Company with respect to any of the


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matters released or with regard to his rights or asserted rights. Zunker assumes the risk of any mistake of fact with regard to any of the matters released or with regard to any of the facts which are now unknown to him relating to such matters.

14. Acknowledgment.

         14.1 Informed Agreement. Zunker declares that he has read and fully understands the terms of this Agreement, and its significance and consequence. Zunker further declares that this Agreement is the product of good faith negotiations between him and the Company, and that he voluntarily accepts the same for the purpose of resolving arrangements with respect to his retirement from the Company. Zunker understands and acknowledges that, except as specifically reserved herein, in exchange for the Release Payment he is waiving and giving up every possible claim arising out of his employment with the Company and/or his retirement from the Company.

         14.2 Attorney. Zunker acknowledges that the Company has advised him to review the terms of this Agreement with an attorney.

         14.3 Review and Revocation Periods. Zunker acknowledges that the Company has given him at least 21 days during which to consider this Agreement prior to signing, and understands that he has seven days after signing in which he may revoke this Agreement. This Agreement shall not become effective or enforceable until such seven-day period has expired. Zunker understands that he may revoke this Agreement by delivering a written notice to the president of SAFECO Corporation at SAFECO Plaza, Seattle, WA 98185 no later than the close of business on the seventh day after Zunker's execution hereof. Zunker understands and acknowledges that if he revokes this Agreement it shall not be effective or enforceable and he will not receive the consideration described in Sections 2 and 3 above.

15. Entire Agreement. This is the entire agreement concerning its subject matter between Zunker and the Company. Neither the Company nor any affiliate has made any promises to Zunker other than those included within this Agreement.

16. Governing Law. The parties acknowledge that this Agreement shall be interpreted under and enforced by and consistent with the laws of the State of Washington.


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                                        /s/ RICHARD E. ZUNKER
                                            ------------------------------------
                                            Richard E. Zunker
STATE OF Washington)
COUNTY OF King)

         Sworn to and subscribed before me this the ____ day of _____________, 1997.

                                        ----------------------------------------
                                        Notary Public in and for the State of
                                        Washington, residing
                                        at
                                           -------------------------------------
                                        My commission expires:
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                                        SAFECO LIFE INSURANCE COMPANY


                                        By   /s/ R. H. EIGSTI
                                             -----------------------------------
                                             R. H. Eigsti, Chairman

STATE OF Washington)
COUNTY OF King)

         Sworn to and subscribed before me this the ________ day of ___________, 1997.

                                        ----------------------------------------
                                        Notary Public in and for the State of
                                        Washington, residing
                                        at
                                           -------------------------------------
                                        My commission expires:
                                                               -----------------